EXHIBIT 23.3

Date – 02nd Sept 2024

CONSENT OF FUTURE MARKETING INSIGHTS, INC.

Future Marketing Insights, Inc. hereby consents to the use of any information and data contained in our report entitled “Transcatheter Heart Replacement (TAVR) Market – Global Industry Analysis 2016 – 2023 and Opportunity Assessment 2024 – 2034 (Report 2024)” in this Registration Statement on Form S-1 (and in all subsequent amendments), and in the prospectus contained therein, and to all references to our company included in such Registration Statement, including under the heading “Experts.”

/s/ Sudip Saha

Name: Mr. Sudip Saha

Title: CEO and Director

Future Marketing Insights, Inc.

Christiana Corporate

200 Continental Drive

Suite 401

Newark Delaware - 19713, United States